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                                                                    EXHIBIT 9(L)

                             AGREEMENT RELATING TO
                     SPECIAL MANAGEMENT SERVICES AGREEMENT


         This AGREEMENT, is made as of the 29th day of March, 1995 among Pacific Horizon Funds, Inc., a Maryland Corporation, (the "Fund"), Bank of America National Trust and Savings Association (the "Bank") and Concord Holding Corporation, a Delaware Corporation ("Concord").

         WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and

         WHEREAS, the Fund, the Bank and Concord have entered into a Special Management Services Agreement ("Special Management Services Agreement") pursuant to which Concord performs certain specified special services for the benefit of the series of shares known as "Pacific Horizon Shares,"

         WHEREAS, the Special Management Services Agreement provides that it will automatically terminate in the event of its assignment, as that term is defined in the Investment Company Act of 1940 (the "1940 Act"), and

         WHEREAS, Concord has entered into a definitive merger agreement with The BISYS Group, Inc. ("BISYS") pursuant to which a subsidiary of BISYS will merge with and into Concord and Concord will become a wholly-owned subsidiary of BISYS (the "Merger") on or about March 31, 1995 (the actual date of the Merger to be referred to as the "Merger Date"), and

         WHEREAS, the Merger will result in a change of control of Concord that may be deemed to result in an assignment and termination of the Special Management Services Agreement as that term is defined in the 1940 Act, and

         WHEREAS, the Fund wishes Concord to continue to perform special management services for the benefit of Pacific Horizon shares services following the Merger on the same terms and conditions as exist prior to the Merger Date and Concord wishes to continue to perform such special management services under those same terms.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:





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                 1.       RENEWAL OF SPECIAL MANAGEMENT SERVICES AGREEMENT.
The Parties hereby agree that, effective upon the termination of the Special Management Services Agreement on the Merger Date, the Special management Services Agreement shall be automatically, and without need of further action, renewed and reinstated and shall continue in effect under its current terms. The Parties further agree that the renewal and reinstatement of the Special Management Services Agreement shall be evidenced by their respective execution of this Agreement and that no further agreement or documentation shall be required.

                 2.       OTHER MATTERS

                          a.      In the event the Merger is not consummated
within 120 calendar days of the date hereof, this Agreement shall become null and void and therefore have no effect on the Special Management Services Agreement shall continue to remain in full force and effect in accordance with its current terms and conditions

                          b.      This Agreement may be executed in one or more
counterparts, each of which may be deemed to be an original, but all of which taken together shall constitute one and the same instrument

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                       CONCORD HOLDING CORPORATION


                                       By:/s/ Richard Stierwalt
                                          ---------------------


                                       PACIFIC HORIZON FUNDS, INC.


                                       By:/s/ Thomas M. Collins
                                          ---------------------


                                       BANK OF AMERICA NATIONAL TRUST
                                         AND SAVINGS ASSOCIATION


                                       By:/s/ Debra McGinty-Poteet
                                          ------------------------
                                            Debra McGinty-Poteet, SVP





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